Exhibits 10.22

May 25, 2020

AdaptHealth LLC

220 West Germantown Pike Suite 250

Plymouth Meeting, PA

Attention: Luke McGee, Chief Executive Officer

Joint Commitment Letter

$240,600,000 Incremental Term Facility

Ladies and Gentlemen:

AdaptHealth LLC, a Delaware limited liability company (“you” or the “Borrower”) has advised Regions Bank (“Regions Bank”), Regions Capital Markets, a division of Regions Bank (“RCM” and, together with Regions Bank, “Regions”), Citizens Bank, N.A. (“Citizens”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “DB”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets, LLC (“RBCCM” and, together with Royal Bank, DB, Citizens and Regions, “we”, “us” or the “Commitment Parties”) that you intend to acquire (the “Acquisition”), directly or indirectly, the equity interests of an entity previously identified to us by you as “Eleanor” (the “Target”) pursuant to a Stock Purchase Agreement, dated as of the date hereof, among, inter alios, the Borrower, the Target and the “Representative” identified therein (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Acquisition Agreement”). You have further advised the Commitment Parties that you intend to finance the Acquisition and the costs and expenses related to the Transactions (as defined below) with a new $240,600,000 senior secured incremental term loan facility (the “Incremental Term Facility”), which will be issued under that certain Third Amended and Restated Credit and Guaranty Agreement, dated as of March 20, 2019 (as amended prior to the date hereof, the “Existing Credit Agreement”) among the Borrower, the guarantors party thereto, the lenders from time to time party thereto and CIT Finance LLC, as administrative agent (the “Agent”). The Acquisition, the entering into and funding of the Incremental Term Facility, and all related transactions are hereinafter referred to, collectively, as the “Transactions”. The date of the initial borrowing under the Incremental Term Facility is referred to herein as the “Closing Date”.

In connection with the foregoing, (a) Regions Bank is pleased to advise you of its commitment to provide up to $85,300,000 of the Incremental Term Facility and to act as a co-syndication agent for the Incremental Term Facility, (b) Citizens is pleased to advise you of its commitment to provide up to $55,300,000 of the Incremental Term Facility and to act as a co-syndication agent for the Incremental Term Facility, (c) DBNY is pleased to advise you of its commitment to provide up to $50,000,000 of the Incremental Term Facility and to act (directly or through a designated affiliate thereof) as a co-syndication agent for the Incremental Term Facility, and (d) Royal Bank is pleased to advise you of its commitment to provide up to $50,000,000 of the Incremental Term Facility and to act as a co-syndication agent for the Incremental Term Facility, in each case, all upon and subject to the terms and conditions set forth herein and in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet” and together with this letter, the “Commitment Letter”). The foregoing commitments of Regions Bank, Citizens, Royal Bank and DBNY (collectively, in their capacities as lenders, the “Lead Banks”) are several and not joint. RCM, Citizens, DBSI and RBCCM will serve as joint lead arrangers and joint book runners for the Incremental Term Facility (RCM, Citizens, DBSI and RBCCM, in such capacities, are collectively referred to herein as the “Lead Arrangers”), and each of the Lead Arrangers is pleased to advise you of its willingness, in connection with the foregoing commitments of the Lead Banks, to use commercially reasonable efforts to form a syndicate of financial institutions (together with the Lead Banks, the “Incremental Lenders”) in consultation with you, for the Incremental Term Facility. It is agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental Term Facility, RCM shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement.

A.            Terms and Conditions of the Incremental Term Facility

The principal terms and conditions of the Incremental Term Facility shall include those set forth in the Term Sheet. In addition, the Lead Arrangers, on behalf of the Incremental Lenders, may require certain other customary terms and conditions found in a credit facility of this type, which may not be specifically listed in the Term Sheet; provided, however, that all such terms and conditions shall comply with all the requirements of an “Incremental Term Loan” under, and as defined in, the Existing Credit Agreement and none of such terms and conditions shall require any consent of the lenders party to the Existing Credit Agreement other than the Incremental Lenders or require, or result in, any change in the terms and conditions of the Existing Credit Agreement other than any “Incremental Facility Amendment” as defined therein and amendments, if any, required to add the Incremental Term Facility as a “Term Loan’ thereunder. Without limiting the foregoing, the terms and conditions of the Incremental Term Loan Facility shall be no more restrictive, taken as a whole, than those set forth in the Existing Credit Agreement.

AdaptHealth LLC

B.            Syndication

The Lead Arrangers agree to syndicate the Incremental Term Facility. RCM will manage and control all aspects of the syndication of the Incremental Term Facility in consultation with the Borrower, including the timing of all offers to potential Incremental Lenders, the allocation of commitments, and the determination of compensation and titles (such as co-agent, managing agent, etc.), if any, given to such Incremental Lenders (other than the Commitment Parties to the extent set forth in this Commitment Letter). The Borrower agrees that no additional agents, co-agents, underwriters or arrangers will be appointed, or other titles conferred, without the prior written consent of RCM and that no Incremental Lender will receive any compensation for its commitment to, or participation in, the Incremental Term Facility except as expressly set forth in the Term Sheet or the Joint Fee Letter (as defined below), or as otherwise agreed to and offered by RCM. It is also understood and agreed that the amount and distribution of the fees among the Incremental Lenders will be at the sole and absolute discretion of Regions.

Notwithstanding anything herein to the contrary, the Lead Arrangers will not syndicate, assign or participate to any Disqualified Institution (as defined in the Existing Credit Agreement).

As consideration for the undertakings and the obligations of the Commitment Parties hereunder, the Borrower agrees to cooperate in such syndication process and to take all action as the Lead Arrangers may reasonably request to assist, and to use commercially reasonable efforts to cause the Target to assist, the Lead Arrangers in forming a syndicate of Incremental Lenders acceptable to the Borrower and the commitment of the Lead Banks hereunder shall be reduced dollar-for-dollar pro rata as and when corresponding commitments are received from other Incremental Lenders; provided that, notwithstanding the Lead Arrangers’ right to syndicate the Incremental Term Facility and receive commitments with respect thereto, (i) the Lead Banks shall not be relieved, released or novated from their obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, their obligation to fund the Incremental Term Facility on the Closing Date) in connection with any syndication, assignment or participation of the Incremental Term Facility, including their commitments in respect thereof, until after the Closing Date has occurred and (ii) unless you otherwise agree in writing, the Lead Banks shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Incremental Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred. The Borrower’s and the Target’s assistance may include, but not be limited to: (i) providing and causing its advisors to provide the Lead Banks and the other Incremental Lenders upon request with all information reasonably necessary to complete the syndication, including, but not limited to, information and evaluations prepared by you, the Target and your and its respective advisors, or on your or its behalf, relating to the transactions contemplated hereby (including the Projections (as defined below), the “Information”), (ii) assisting in the preparation of an Information Memorandum (the “Information Memorandum”) and other materials reasonably acceptable to you to be used in connection with the syndication of the Incremental Term Facility (collectively with the Term Sheet, the “Information Materials”), (iii) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your and the Target’s existing banking relationships, and (iv) otherwise assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors, and using commercially reasonable efforts to make the officers and advisors of the Target and its subsidiaries, available from time to time to attend and make presentations regarding the business and prospects of the Borrower, the Target and their respective subsidiaries, as appropriate, at one meeting of prospective Incremental Lenders.

AdaptHealth LLC

C.            Fees

The fees payable to the Commitment Parties in connection with their obligations hereunder are set forth in that certain letter agreement dated the date hereof, executed by the Commitment Parties and acknowledged and agreed to by the Borrower (the “Joint Fee Letter”). The obligations of the Commitment Parties pursuant to this Commitment Letter are subject to the execution and delivery of the Joint Fee Letter by the Borrower, which Joint Fee Letter constitutes an integral part of this Commitment Letter.

D.            Conditions Precedent

The undertakings and obligations of the Commitment Parties under this Commitment Letter are subject solely to satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions Precedent to Closing” and on Addendum II thereto.

E.            Information.

The Borrower represents and warrants (to your knowledge to the extent it relates to the Target) and covenants to the Commitment Parties that (i) all Information, other than Projections, that has been or will be made available to the Commitment Parties by the Borrower or any of its representatives (or on your or their behalf), or by the Target or any of its representatives (or on any of their behalf), in connection with any aspect the transactions contemplated by this Commitment Letter (other than the Projections) is or will be, when furnished, when taken as a whole, complete and correct in all material respects and does not or will not, when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (after giving effect to all supplements and updates thereto from time to time); (ii) all financial projections concerning the Borrower, the Target or any of their respective subsidiaries that have been or are hereafter made available to the Commitment Parties or the other Incremental Lenders by you or any of your representatives (or on your or their behalf) or by the Target or any of its representatives (or on any of their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time made, it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projection will be realized, actual results may differ and that such differences may be material. The Borrower agrees to supplement the Information and the Projections from time to time until the Closing Date so that the representations and warranties contained in this Section E remain correct in all material respects (or as to information concerning the Target and its subsidiaries and its business, correct in all material respects to your knowledge). In issuing the commitments and undertakings hereunder and in arranging and syndicating the Incremental Term Facility, the Commitment Parties shall be entitled to use and rely on the accuracy of the Information and the Projections without responsibility for independent verification thereof. The Borrower further represents and warrants that this Commitment Letter has been duly authorized by, and validly executed and delivered by, the Borrower.

The Borrower acknowledges that the Lead Arrangers on behalf of the Borrower will make available Information Materials to the proposed syndicate of Incremental Lenders by posting the Information Materials on SyndTrak or another similar electronic system. In connection with the syndication of the Incremental Term Facility, unless the parties hereto otherwise agree in writing, the Borrower shall be under no obligation to provide Information Materials suitable for distribution to any prospective Incremental Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target or any of their respective affiliates, or the respective securities of any of the foregoing. The Borrower agrees, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Incremental Lenders, the Borrower shall provide the Lead Arrangers with a customary letter authorizing the dissemination thereof.

The Borrower authorizes the Lead Arrangers and their affiliates, including the Lead Banks, to share with each other, and to use, credit and other confidential or non-public information regarding the Borrower, the Target and their respective subsidiaries to the extent permitted by applicable laws and regulations and for the purpose of performing their obligations under this Commitment Letter and the Incremental Term Facility.

AdaptHealth LLC

F.            Indemnities, Expenses, Etc.

1.           Indemnification. The Borrower agrees to indemnify and hold harmless each Commitment Party, each Incremental Lender, each of their respective affiliates and the respective directors, officers, employees, agents, representatives, legal counsel, and consultants of each of the foregoing (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or reasonable and documented expenses (including, without limitation, the legal expenses of one firm of counsel for all Indemnified Persons, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions (and, in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of similarly affected Indemnified Persons in each relevant jurisdiction)) of any kind or nature (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Borrower or any of its subsidiaries, insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Joint Fee Letter, the financings and other transactions contemplated by this Commitment Letter (including, without limitation, the performance by any Indemnified Person of its obligations hereunder) or the use of the proceeds of the Incremental Term Facility, including, without limitation, (i) all Losses arising out of any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto, and whether or not such proceeding is brought by or on behalf of you, any of your affiliates or equity holders) and (ii) Losses that arise out of untrue statements made or statements omitted to be made by the Borrower, or with the Borrower’s consent or in conformity with the Borrower’s actions or omissions, in each case whether or not such Indemnified Person is a party to any such proceeding and whether or not such proceeding is brought by or on behalf of you, any of your affiliates or equity holders; provided that the Borrower shall not be liable to an Indemnified Person pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person, or the material breach by such Indemnified Person of its obligations under this Commitment Letter or the Term Sheet. The Borrower also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its subsidiaries or affiliates or to its respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except solely to you, and then solely to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct, or the material breach by such Indemnified Person of its obligations under this Commitment Letter or the Term Sheet. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person, or the material breach by such Indemnified Person of its obligations under this Commitment Letter or the Term Sheet, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction. The Borrower shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity.

2.           Expenses. In further consideration of the commitments and undertakings of the Commitment Parties hereunder, and recognizing that in connection herewith the Commitment Parties will be incurring certain costs and expenses (including, without limitation, fees and disbursements of counsel, and costs and expenses for due diligence, syndication, transportation, duplication, mailings, messenger services, dedicated web page on the internet for the transactions contemplated by this Commitment Letter, appraisal, audit, and insurance), the Borrower hereby agrees to pay, or to reimburse the Commitment Parties on demand for, all such reasonable, documented, out-of-pocket costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated. The Borrower also agrees to pay all costs and expenses of the Commitment Parties (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

AdaptHealth LLC

G.           Miscellaneous

1.            Effectiveness. This Commitment Letter shall constitute a binding obligation of the Commitment Parties for all purposes immediately upon the acceptance hereof by the Borrower in the manner specified below. Notwithstanding any other provision of this Commitment Letter, the commitments and undertakings of the Commitment Parties set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter and the Joint Fee Letter shall have been accepted by the Borrower in the manner specified below.

2.           Termination. Unless this Commitment Letter and the Joint Fee Letter have been executed by the Borrower and delivered to the Lead Arrangers, prior to 5:00 p.m., Eastern time, on May 25, 2020, the commitments and obligations of the Commitment Parties under this Commitment Letter shall terminate on such date. If this Commitment Letter and the Joint Fee Letter are executed and delivered by the Borrower to the Lead Arrangers, in accordance with the preceding sentence, all commitments and undertakings of the Commitment Parties hereunder shall terminate on the earliest of: (a) September 22, 2020 (as such date may be extended for a period not to exceed 30 days pursuant to the second proviso to Section 13.01(b)(iii) of the Acquisition Agreement as in effect on the date hereof), unless the definitive legal documents related to the Incremental Term Facility have been executed and delivered on or prior to such date (it being agreed that the parties hereto will work diligently to achieve this schedule); (b) the closing of the Acquisition without the use of the Incremental Term Facility; (c) the acceptance by the Target or any of its affiliates of an offer for all, or any substantial part, of the capital stock or property and assets of the Target and its subsidiaries, other than as part of the Transactions; and (d) the termination of the Acquisition Agreement prior to the consummation of the Transactions. In consideration of the time and resources that the Commitment Parties will devote to the Incremental Term Facility, you agree that, until such expiration, you will not, and will cause the Target not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries with respect to the matters addressed in this Commitment Letter (other than any bank financing with respect to which RCM shall act as the “left” lead arranger and bookrunner). Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Incremental Term Facility by any Commitment Party will be terminated.

3.            No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Borrower, the Commitment Parties and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

4.            No Assignment; Amendment. This Commitment Letter and the Joint Fee Letter may not be assigned by the Borrower or any Commitment Party to any other person or entity; provided that, without limiting the foregoing restriction, all of the obligations of the Borrower hereunder and under the Joint Fee Letter shall be binding upon the successors and assigns of the Borrower and the Commitment Parties, respectively. No amendment, waiver or modification of any provision hereof shall in any event be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. The section headings contained herein have been inserted as a matter of convenience of reference and are not part of this Commitment Letter.

5.            Use of Name and Information. The Borrower agrees that any references to any Commitment Party or any of their respective affiliates made in connection with the Incremental Term Facility are subject to the prior approval of such Commitment Party. With your prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) each Commitment Party shall be permitted to use information related to the syndication and arrangement of the Incremental Term Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications; including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense. Notwithstanding the foregoing, you hereby authorize the Commitment Parties to download copies of the Borrower’s, the Target’s and their respective subsidiaries’ logos from their respective websites, use copies thereof in IntraLinks, SyndTrak or similar workspaces established by the Lead Arrangers to syndicate the Incremental Term Facility and use such logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Incremental Term Facility as provided in Section E of this Commitment Letter. You also agree that we may use such logos and other publicly available information in customary marketing materials, including pitch books, describing our services to the Borrower, the Target and their respective subsidiaries.

AdaptHealth LLC

6.           GOVERNING LAW. THIS COMMITMENT LETTER AND THE JOINT FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF; provided, however, that the laws of the State of Delaware shall govern in determining the interpretation of the definition of “Material Adverse Effect” (as defined in the Purchase Agreement) and whether or not a “Material Adverse Effect” has occurred.

7.            WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER AND EACH COMMITMENT PARTY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE JOINT FEE LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY. The Borrower irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Joint Fee Letter. Each of the Borrower and each Commitment Party irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Borrower or the Commitment Parties are or may be subject, by suit upon judgment.

8.            Survival. The obligations and agreements of the Borrower and the Commitment Parties contained in the last paragraph of Section E, Section F, and paragraphs 2, 6, 7, and 9 of this Section G shall survive the expiration and termination of this Commitment Letter.

9.            Confidentiality. The Borrower will not disclose or permit disclosure of this Commitment Letter, the Joint Fee Letter nor the contents of the foregoing to any person or entity (including, without limitation, any Incremental Lender other than any Lead Bank), either directly or indirectly, orally or in writing, except (i) to the Borrower’s officers, directors, agents and legal counsel who are directly involved in the transactions contemplated hereby, in each case on a confidential basis or (ii) as required by law (in which case the Borrower agrees to inform the Commitment Parties promptly thereof); provided, however, it is understood and agreed that the Borrower may disclose this Commitment Letter (including the Term Sheet) but not the Joint Fee Letter after your acceptance of this Commitment Letter and the Joint Fee Letter, (a) to the Target (including any shareholder representative), its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis, (b) to the Agent and its officers, directors, agents, employees, attorneys, accountants and advisors, and (c) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; provided, further that, to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitments Parties and/or the Incremental Lenders and any economic flex terms) reasonably satisfactory to the Lead Arrangers, you may disclose the Joint Fee Letter and the contents thereof to the Target (including any shareholder representative), its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis. The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), the Commitment Parties and their affiliates are required to obtain, verify and record information that identifies the Borrower, the Target and its and their respective subsidiaries, which information includes the name, address, tax identification number and other information regarding the Borrower, the Target and its and their respective subsidiaries that will allow the Commitment Parties to identify the Borrower, the Target and its and their respective subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and their affiliates.

AdaptHealth LLC

The Commitment Parties shall use all nonpublic information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties or any of its affiliates or any related parties thereto, (iv) to the Commitment Parties’ affiliates and the Commitment Parties’ and such affiliates’ directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants or assignees or any hedge provider or prospective hedge provider (or their advisors); provided that the disclosure of any such information to any such parties shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information and (ix) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Incremental Term Facility; provided that such information referred to in this clause (ix) is limited to the existence of this Commitment Letter and information about the Incremental Term Facility. This paragraph shall terminate on the earlier of the second anniversary of the date hereof and the Closing Date.

10.         Counterparts. This Commitment Letter and the Joint Fee Letter may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of a counterpart hereof via facsimile, email or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

11.         No Fiduciary Duty. The Borrower acknowledges and agrees that (i) the commitment to and syndication of the Incremental Term Facility pursuant to this Commitment Letter are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Commitment Parties and, if applicable, their affiliates, on the other, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, each Commitment Party and its applicable affiliates (as the case may be) is acting and has been acting solely as a principal and is not the agent or fiduciary of the Borrower, the Target or their respective affiliates, stockholders, creditors, employees or any other party, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory responsibility or fiduciary duty in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party or any of their respective affiliates has advised or are currently advising the Borrower on other matters) and no Commitment Party has any obligation to the Borrower except those expressly set forth in this Commitment Letter, (iv) each Commitment Party and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Target and their respective affiliates, and no Commitment Party shall have any obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter, (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against each Commitment Party with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

AdaptHealth LLC

12.          Entire Agreement. Upon acceptance by the Borrower as provided herein, this Commitment Letter and the Joint Fee Letter referenced herein shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the transactions contemplated hereby. Those matters that are not covered or made clear herein or in the Term Sheet or the Joint Fee Letter are subject to mutual agreement of the parties hereto and thereto. Each of the parties hereto agrees that this Commitment Letter and the Joint Fee Letter referenced herein are binding and enforceable agreements with respect to the subject matter contained herein, including an agreement to negotiate in good faith the documentation with respect to the Incremental Term Facility by the parties hereto in a manner consistent with this Commitment Letter.

[Signatures on Following Page]

We look forward to working with you on this important transaction.

Very truly yours,

REGIONS BANK

By:	/s/ Ned Spitzer
Name: Ned Spitzer
Title: Managing Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:	/s/ D. Clay Hall
Name: D. Clay Hall
Title: Managing Director

CITIZENS BANK, N.A.

By:	/s/ Jamie Harbeson
Name: Jamie Harbeson
Title: Director

By:	/s/ Tricia E. Lebo
Name: Tricia E. Lebo
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Yumi Okabe
Name: Yumi Okabe
Title: Vice President

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Yumi Okabe
Name: Yumi Okabe
Title: Vice President

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Vice President

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith
Name: Charles D. Smith
Title: Co-Head, U.S. Leveraged Finance

JOINT COMMITMENT LETTER

ADAPTHEALTH LLC

RBC CAPITAL MARKETS, LLC

By:	/s/ Charles D. Smith
Name: Charles D. Smith
Title: Co-Head, U.S. Leveraged Finance

JOINT COMMITMENT LETTER

ADAPTHEALTH LLC

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

ADAPTHEALTH LLC,
a Delaware limited liability company

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

JOINT COMMITMENT LETTER

ADAPTHEALTH LLC

ANNEX I

Summary of Principal Terms and Conditions of

AdaptHealth LLC

$240,600,000 Incremental Term Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Existing Credit Agreement.

Borrower:	AdaptHealth LLC, a Delaware limited liability company (the “Borrower”).

Guarantors:	The Guarantors identified in Existing Credit Agreement shall guaranty the Incremental Term Facility (together with the Borrower, the “Loan Parties”).

Administrative
Agent:	CIT Finance LLC acts as sole administrative agent for the Existing Credit Agreement (the “Agent”).

Co-Syndication Agents:	Regions Bank (“Regions”), Citizens Bank, N.A. (“Citizens”), Deutsche Bank Securities Inc. (“DBSI”) and Royal Bank of Canada (“Royal Bank”) will act as co-syndication agents for the Incremental Term Facility.

Joint Lead Arrangers
and Joint Bookrunners:	Regions Capital Markets, a division of Regions Bank, Citizens, DBSI and RBC Capital Markets, LLC will act as joint lead arrangers and joint bookrunners (the “Lead Arrangers”) for the Incremental Term Facility.

Incremental Lenders:	Regions, Citizens, Deutsche Bank AG New York Branch and Royal Bank and a syndicate of financial institutions acceptable to the Lead Arrangers and the Agent, in consultation with the Borrower (together, the “Incremental Lenders”).

Incremental Term
Facility:	An Incremental Term Facility in an aggregate principal amount of $240,600,000 will be issued under the Existing Credit Agreement. The Existing Credit Agreement shall be amended to add the Incremental Term Facility as an additional term loan tranche having the terms set forth herein. The Incremental Term Facility shall share ratably in the benefits of the Existing Credit Agreement and the other Loan Documents with the other outstanding Obligations.

Existing Facilities:	Senior secured credit facilities (the “Existing Facilities”) in the initial aggregate principal amount of $425,000,000, consisting of the following:

(a) a revolving credit facility in an initial aggregate principal amount of $75,000,000, which includes a $6,000,000 sublimit for the issuance of letters of credit and a $5,000,000 sublimit for swingline loans;

(b) a term loan facility in an initial aggregate principal amount of $300,000,000 (the “Initial Term Loan”); and

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(c) a delayed draw term loan in an initial aggregate principal amount of $100,000,000 (the “Existing DDTL”, and, together with the Initial Term Loan, the “Existing Term Facility”).

The Incremental Term Facility and the Existing Facilities are collectively referred to herein as the “Senior Credit Facility”.

Purpose:	Proceeds of the Incremental Term Facility shall be used (i) to finance in part the Acquisition and (ii) to pay transaction fees, costs and expenses related to the Transactions.

Closing Date:	The date of execution of definitive documentation for the Incremental Term Facility (the “Closing Date”).

Interest Rates:	As set forth in Addendum I hereto.

Maturity Date:	The Incremental Term Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due on March 20, 2024 (being the “Term Loan Maturity Date” under the Existing Credit Agreement).

Scheduled Amortization:	The Incremental Term Facility will be subject to quarterly amortization of principal, with 2.5% of the initial aggregate Incremental Term Facility to be payable in the first year following the Closing Date and 5.0% of the initial aggregate Incremental Term Facility to be payable in each year following the first anniversary the Closing Date (collectively, the “Scheduled Amortization”).

Increase in the
Senior Credit Facility:	As set forth in the Existing Credit Agreement.

Collateral:	The Collateral (as set forth in the Existing Credit Agreement and the Loan Documents) shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility, including the Incremental Term Facility, and any treasury management, interest protection or other hedging arrangements entered into by any Loan Party with a Lender (or an affiliate thereof).

Voluntary Prepayments
and Commitment
Reductions:	As set forth in the Existing Credit Agreement, provided, that prepayments of the Incremental Term Facility shall be pro rata with the Existing Term Facility.

Mandatory Prepayments
and Commitment
Reductions:	The Incremental Term Facility shall share pro rata with the Existing Term Facility with respect to mandatory prepayments set forth in the Existing Credit Agreement.

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Conditions Precedent
to Closing:	The closing and funding of the Incremental Term Facility on the Closing Date shall be conditioned only upon the conditions set forth in paragraph D of the Commitment Letter to which this Summary of Principal Terms and Conditions is attached (the “Commitment Letter”) and those conditions set forth on Addendum II hereto.

Representations
and Warranties:	As set forth in the Existing Credit Agreement.

Covenants:	As set forth in the Existing Credit Agreement.

Events of Default:	As set forth in the Existing Credit Agreement.

Participations and
Assignments:	As set forth in the Existing Credit Agreement.

Waivers and
Amendments:	As set forth in the Existing Credit Agreement.

Governing Law:	As set forth in the Existing Credit Agreement.

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ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:	Interest rates per annum applicable to the Incremental Term Facility will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate plus the Applicable Margin. “Applicable Margin” means with respect to the Incremental Term Facility, (a) until delivery to the Agent of the financial statements for the fiscal quarter ending September 30, 2020, 3.50% per annum, in the case of LIBOR loans, and 2.50% per annum, in the case of Base Rate loans, and (b) thereafter, a percentage per annum to be determined in accordance with the pricing grid set forth below, based on the Consolidated Total Leverage Ratio.

The Borrower may select interest periods as set forth in the Existing Credit Agreement for LIBOR loans. Interest shall be payable and default rate interest shall be as set forth in the Existing Credit Agreement.

Calculation of
Interest and Fees:	All calculations of interest and fees shall be as set forth in the Existing Credit Agreement.

Cost and Yield
Protection:	As set forth in the Existing Credit Agreement.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation with respect to the Incremental Term Facility, including, without limitation, the legal fees of counsel to the Lead Arrangers, regardless of whether or not the Incremental Term Facility is closed, as and to the extent set forth in the Commitment Letter. The Borrower will also pay the expenses of the Agent and each Incremental Lender in connection with the enforcement of any of the loan documentation with respect to the Incremental Term Facility as and to the extent set forth in the Existing Credit Agreement.

Pricing:	The Applicable Margin for loans under the Incremental Term Facility, for any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the Consolidated Total Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter.

PRICING GRID

Pricing Tier	Consolidated Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	< 1.75:1.0	2.75%	1.75%
II	> 1.75:1.0 but < 2.00:1.0	3.00%	2.00%
III	> 2.00:1.0 but < 2.50:1.0	3.25%	2.25%
IV	> 2.50:1.0 but < 3.00:1.0	3.50%	2.50%
V	> 3.00:1.0	3.75%	2.75%

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ADDENDUM II

SUMMARY OF ADDITIONAL CONDITIONS

The initial borrowings under the Incremental Term Facility shall be subject to the following conditions:

1.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Incremental Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Incremental Lenders or the Lead Arrangers, without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any increase in the purchase price of, or consideration for, the Acquisition is not materially adverse to the interests of the Incremental Lenders or the Lead Arrangers so long as such increase is not financed with the proceeds of indebtedness of the Borrower and its subsidiaries other than the Existing Facilities and (b) any substantive amendment to the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) is materially adverse to the interests of the Incremental Lenders and the Lead Arrangers).

2.	All of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects (or, in all respects, if already qualified by materiality).

3.	No Default or Event of Default under the Existing Credit Agreement has occurred and is continuing immediately prior to or after giving effect to the Incremental Term Facility.

4.	Receipt by the Agent of a Pro Forma Compliance Certificate demonstrating that, after giving effect to incurrence of the Incremental Term Facility and the consummation of the Acquisition on a pro forma basis (i) the Loan Parties will be in compliance with the financial covenants set forth in Article 8 of the Existing Credit Agreement for the most recently completed four fiscal quarter period and (ii) the Consolidated Total Leverage Ratio (calculated on a pro forma basis) as of the end of the most recently completed four fiscal quarter period would not be greater than 3.00:1.00.

5.	All existing indebtedness of the Target and its subsidiaries, other than indebtedness permitted to remain outstanding pursuant to the Existing Credit Agreement as if the Target was a party thereto, shall have been repaid, or substantially simultaneously with the initial borrowing under the Incremental Term Facility, shall be repaid and all liens related to such indebtedness shall be terminated.

6.	Since December 31, 2019, there shall not have occurred a “Material Adverse Effect” (as defined in the Acquisition Agreement).

7.	The Agent and the Lead Arrangers shall have received at least five (5) business days prior to the Closing Date, and be satisfied with, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Agent or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Regulation) (including, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation).

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8.	The execution and delivery of (i) the definitive documentation for the Incremental Term Facility, which shall, in each case, be consistent with the Commitment Letter and Term Sheet and (ii) customary legal opinions, customary evidence of authorization and any third party consents, customary officer’s certificates, a customary borrowing notice, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate of the Borrower’s chief financial officer or other officer with equivalent duties, which shall, in each case, be consistent with those delivered in connection with the Existing Credit Agreement.

9.	The Lead Arrangers shall have received (i) a pro forma consolidated balance sheet and related pro forma consolidated statement of income, shareholders’ equity and cash flows of the Borrower as of April 30, 2020 and as of the last day of each month ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (ii) a pro forma organizational chart, including disclosures as to each entity that will incur Indebtedness in connection with the Transactions.

10.	The Lead Arrangers shall have received the audited balance sheet of the Target as of December 31, 2019 and the related audited statements of income, shareholders’ equity and cash flows for the year then ended, and the related notes to the financial statements.

11.	The Lead Arrangers shall have received evidence that the net cash proceeds of any equity contribution in a direct or indirect parent of the Borrower (the proceeds of which are intended to be used to consummate the Acquisition) shall have been contributed to the Borrower in amount sufficient to consummate the Acquisition.

12.	The Lead Arrangers shall have received evidence that the Agent has consented to Deutsche Bank AG New York Branch and Royal Bank as Additional Lenders.

13.	The Closing Date shall not occur prior to June 30, 2020.

14.	All fees required to be paid on the Closing Date pursuant to the Joint Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, shall have been paid.

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